SUPERVISORY AGREEMENT

      This Supervisory Agreement (Agreement) is made this 30th day of April, 2010, by and through the Board of Directors (Board) of North American Savings Bank, FSB, Grandview, Missouri, OTS Docket No. 03927 (Association) and the Office of Thrift Supervision (OTS), acting by and through its Regional Director for the Western Region (Regional Director);
      WHEREAS, the OTS, pursuant to 12 U.S.C. 1818, has the statutory authority to enter into and enforce supervisory agreements to ensure the establishment and maintenance of appropriate safeguards in the operation of the entities it regulates; and
      WHEREAS, the Association is subject to examination, regulation, and supervision by the OTS; and
      WHEREAS, based on its January 11, 2010 examination of the Association, the OTS finds that the Association has engaged in unsafe or unsound practices and/or violations of law or regulation; and
      WHEREAS, in furtherance of their common goal to ensure that the Association addresses the unsafe or unsound practices and/or violations of law or regulation identified in the OTS January 11, 2010 report of examination (ROE), the Association and the OTS have mutually agreed to enter into this Agreement; and
      WHEREAS, on April 27th, 2010, the Association's Board, at a duly constituted meeting, adopted a resolution (Board Resolution) that authorizes the Association to enter into this Agreement and directs compliance by the Association and its directors, officers, employees and other institution-affiliated parties with each and every provision of this Agreement.
      NOW, THEREFORE, in consideration of the above premises, it is agreed as follows:


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Compliance with Laws and Regulations.
1. The Association shall comply with all applicable laws, regulations, and regulatory guidelines, including, but not limited to:
      (a)  12 C.F.R. 560.160 (Asset Classification); and
      (b)  12 C.F.R. 560.172 (Appraisals on Real Estate
Owned).
Internal Asset Review.
2. By May 5, 2010, the Association shall obtain and submit to the Regional Director a written report (IAR Report) from an independent qualified third-party consultant(s) (IAR Consultant), acceptable to the Regional Director, addressing the adequacy of the Association's internal asset review (IAR) structure, policies, procedures, and practices (IAR System) in accordance with applicable regulatory guidance. The IAR Report shall set forth the IAR Consultant's findings and recommendations regarding its assessment on whether:
      (a) the IAR System promptly identifies potential credit weaknesses and relevant trends that may affect credit quality;
      (b) the IAR System adequately reviews for compliance with internal loan policies, underwriting guidelines, and regulatory requirements;
      (c) the IAR System provides timely, accurate, and relevant information to the Board and Management to assess the adequacy of the allowance for loan and lease losses
(ALLL);


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      (d)  the IAR System provides Management and the Board
with timely and accurate information on the quality of the Association's loan portfolio;
      (e) the modifications to the IAR System under consideration by Management are necessary and/or sufficient; and
      (f)  the IAR System needs any other modifications.
3. By May 20, 2010, the Association shall submit a written plan that specifically addresses each finding and recommendation set forth in the IAR Report (IAR Plan) to the Regional Director for review and comment. The IAR Plan shall provide: (a) a written schedule for implementation of corrective actions, including, but not limited to, the adoption of revised policies and procedures; and (b) assigned accountability for the implementation of the corrective actions.
4. Upon written notification from the Regional Director that the IAR Plan is acceptable, the Association shall implement and comply with the IAR Plan.
Loan Review.
5. By May 5, 2010, the Association shall obtain and submit to the Regional Director a written report (Asset Classification Report) from an independent qualified third-party consultant(s) (Loan Review Consultant), acceptable to the Regional Director, regarding its asset classification review of no less than seventy percent (70%) of the Association's non-homogeneous loan portfolio. The Loan Review Consultant's review shall be conducted consistent with the requirements of applicable laws, regulations, and regulatory guidance. The Asset Classification Report shall set forth the Loan Review Consultant's findings and recommendations regarding its assessment of:


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      (a)  the Association's non-homogeneous loan portfolio,
beginning with the largest borrowing relationship, then progressively addressing the next largest relationship until the seventy percent (70%) coverage ratio is reached;
      (b) the results of its independent testing of the Association's internal risk rating/loan grading practices;
      (c) the Association's compliance with credit underwriting, documentation, and administration policies and procedures and applicable laws, regulations, and regulatory guidance requirements;
      (d) whether there is any inadequate credit supervision or underwriting practices at the Association, and, if so, what those are;
      (e) the adequacy of the Association's cash flow analysis;
      (f) whether there are any concentration risks in the non-homogeneous portfolio;
      (g) the Association's loan documentation and monitoring practices; and
      (h) the Association's specific allocations to the ALLL and/or establishment of specific valuation allowances, where appropriate.
6. By May 20, 2010, the Association shall submit a written plan (Asset Classification Plan) that specifically addresses each finding and recommendation, including, but not limited to, recommended classification changes set forth in the Asset Classification Report to the Regional Director for review and comment. The Asset Classification Plan shall set forth: (a) a written schedule for implementation of corrective actions, including, but not limited to, the adoption of revised plans and procedures; and (b) assigned accountability for implementation of corrective actions.


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7.    Upon written notification from the Regional Director
that the Asset Classification Plan is acceptable, the Association shall implement and comply with the Asset Classification Plan.
ALLL Review.
8. By May 5, 2010, the Association shall obtain and submit to the Regional Director a written report (ALLL Report) from an independent qualified third-party consultant(s) (ALLL Consultant), acceptable to the Regional Director regarding:
(a) an assessment of whether the Association's ALLL methodology is consistent with applicable laws, regulations, and regulatory guidance; and (b) a determination whether the Association's ALLL is adequate, given the Association's risk profile and in light of the findings set forth in the IAR Report and the Asset Classification Report.
9. By May 20, 2010, the Association shall submit a written plan (ALLL Plan) that addresses each finding and recommendation set forth in the ALLL Report to the Regional Director for review and comment. The ALLL Plan shall include:
(a) a written schedule for implementation of corrective actions, including, but not limited to, the adoption of revised policies and procedures; and (b) assigned accountability for implementation of corrective actions.
10. Upon written notification from the Regional Director that the ALLL Plan is acceptable, the Association shall implement and comply with the ALLL plan.
Reclassification of Non-homogeneous Loans.
11. Effective immediately, the Association shall not upgrade an internal asset classification on a non-homogeneous loan without the prior written notice of non-objection of the Regional Director, unless the classified asset is sold or paid off. The Association may submit a request for an exemption from this restriction to the Regional Director after: (a) the OTS has received and reviewed the IAR Report, the Asset Classification Report, and the ALLL Report required


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by this Agreement; and (b) the Association has implemented
the IAR Plan, the Asset Classification Plan, and the ALLL
Plan required by this Agreement; and (c) the OTS has completed an on-site review of the Association.

Reduction of Classified Assets.
12. By June 15, 2010, the Association shall submit a comprehensive written plan to reduce classified assets (Classified Asset Reduction Plan) to the Regional Director for review and comment. The Classified Asset Reduction Plan, at a minimum, shall include:
      (a) targets for the level of classified assets as a percentage or Tier 1 (Core) capital and ALLL and the timeframe for each such target;
      (b) a description of the manner of, and methods for, reducing the Association's level of classified assets to the targets set forth therein; and
      (c) all relevant assumptions and projections and documentation supporting such assumptions and projections.
13. Upon written notification from the Regional Director that the Classified Asset Reduction Plan is acceptable, the Association shall implement and comply with the Classified Asset Reduction Plan.
14. Any material modification to the Classified Asset Reduction Plan must receive the prior written notice of non-objection of the Regional Director. The Association shall submit proposed material modifications to the Classified Asset Reduction Plan to the Regional Director at least sixty
(60) days prior to implementation.


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15.   Within thirty (30) days after the end of each quarter,
beginning with the quarter ending June 30, 2010, the Association shall prepare a quarterly written asset status report regarding the implementation of the Classified Asset Reduction Plan (Quarterly Classified Asset Report). Each Quarterly Classified Asset Report shall: (a) set forth the Association's efforts to reduce the Association's level of classified assets during the prior quarter; and (b) report and explain in detail any variances of actual results from the targets set forth in the Classified Asset Reduction Plan. The Board's review of the Quarterly Classified Asset Report shall be fully documented in the board meeting minutes, which also shall set forth the corrective actions and/or measures that have been implemented, proposed, or under consideration to correct any deviation to the Classified Asset Reduction Plan.

Dividends.
16. Effective immediately, the Association shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 C.F.R. 563.141, without receiving the prior written approval of the Regional Director. The Association's written request for written approval shall be submitted to the Regional Director at least forty-five (45) days prior to the anticipated date of the proposed declaration, dividend payment, or distribution of capital.
Brokered Deposits.
17. Effective immediately, the Association is prohibited from increasing the dollar amount of brokered deposits at the Association, excluding interest credited, beyond the amount at the Association as of February 25, 2010, without receiving the prior written notice of non-objection of the Regional Director. The Association's written request for non-objection shall be submitted to the Regional Director at least forty-five (45) days prior to the anticipated date of acceptance of


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additional brokered deposits.
18. By May 15, 2010, the Association shall submit a written detailed brokered deposit plan covering the period of June 30, 2010 through June 30, 2012 (Brokered Deposit Plan) to the Regional Director for review and comment. The Brokered Deposit Plan, at a minimum, shall include:
      (a) a detailed description of the current level and composition of the Association's brokered deposits, including the source of each deposit and its maturity date;
      (b) comprehensive cash flow and brokered deposit projections forecasting funding needs and sources for each quarter covered by the Brokered Deposit Plan; and
      (c) detailed strategies to reduce the current level of brokered deposits, which shall include quarter end target dates and amounts.
19. Upon written notification from the Regional Director that the Brokered Deposit Plan is acceptable, the Association shall implement and comply with the Brokered Deposit Plan.
20. Any modification to the Brokered Deposit Plan must receive the prior written notice of non-objection of the Regional Director. The Association shall submit any proposed modifications to the Regional Director at least sixty (60) days prior to implementation of any modifications.
21. Within thirty (30) days after the end of each quarter, beginning with the quarter ending June 30, 2010, the Board shall review quarterly variance reports on the Association's compliance with the Brokered Deposit Plan (Brokered Variance Reports).


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Board Compliance with the Agreement.
22. Within thirty (30) days after the end of each quarter, beginning with the quarter ending June 30, 2010, the Board shall adopt and submit to the Regional Director a board resolution (Compliance Resolution), formally resolving that the Association complied with each provision of this Agreement currently in effect during the immediately preceding quarter, except as otherwise stated. The Compliance Resolution shall: (a) specify in detail any instance of noncompliance; (b) set forth the corrective action initiated or taken in each instance of noncompliance; and (c) identify all notices of exemption or non-objection issued by the Regional Director.
Effective Date.
23. This Agreement is effective on the Effective Date as shown on the first page.
Duration.
24. This Agreement shall remain in effect until terminated, modified, or suspended, by written notice of such action by the OTS, acting by and through its authorized representatives.
Time Calculations.
25. Calculation of time limitations for compliance with the terms of this Agreement run from the Effective Date and shall be based on calendar days, unless otherwise noted. Submissions and Notices.
26. All submissions to the OTS that are required by or contemplated by the Agreement shall be submitted within the specified timeframes.
27. Except as otherwise provided herein, all submissions, requests, communications, consents, or other documents relating to this Agreement shall be in writing and sent by


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first class U.S. mail (or by reputable overnight carrier,
electronic facsimile transmission, or hand delivery by messenger) addressed as follows:
      (a)  To the OTS:
            C.K. Lee, Regional Director
            Attn: Nicholas J. Dyer, Assistant Director
            Office of Thrift Supervision
            2001 Junipero Serra Boulevard, Suite 650
            Daly City, California 94014-3897
            Facsimile: (650) 746-7001

      (b)  To the Association:
            Attn: David H. Hancock, Chairman and CEO
            North American Savings Bank, FSB
            12498 S. 71 Highway
            Grandview, Missouri 64030-1733
            Facsimile: (816) 316-4504

No Violations Authorized.
28. Nothing in this Agreement shall be construed as allowing the Association, its Board, officers, or employees to violate any law, rule, or regulation.
OTS Authority Not Affected.
29. Nothing in this Agreement shall inhibit, estop, bar, or otherwise prevent the OTS from taking any other action affecting the Association if at any time the OTS deems it appropriate to do so to fulfill the responsibilities placed upon the OTS by law.
Other Governmental Actions Not Affected.
30. The Association acknowledges and agrees that its execution of the Agreement is solely for the purpose of resolving the matters addressed herein, consistent with Paragraph 29 above, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Association that arise pursuant to this action or otherwise, and that may be or have been brought by any governmental entity other than the OTS.


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Miscellaneous.
31. The laws of the United States of America shall govern the construction and validity of this Agreement.
32. If any provision of this Agreement is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise.
33. All references to the OTS in this Agreement shall also mean any of the OTS's predecessors, successors, and assigns.
34. The section and paragraph headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
35. The terms of this Agreement represent the final agreement of the parties with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters.
Enforceability of Agreement.
36. This Agreement is a "written agreement" entered into with an agency within the meaning and for the purposes of 12 U.S.C. 1818.
Signature of Directors/Board Resolution.
37. Each Director signing this Agreement attests that he or she voted in favor of a Board Resolution authorizing the consent of the Association to the issuance and execution of the Agreement. This Agreement may be executed in counterparts by the directors after approval of execution of the Agreement at a duly called board meeting. A copy of the Board


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Resolution authorizing execution of this Agreement shall be delivered to the OTS, along with the executed original(s) of this Agreement.
      WHEREFORE, the OTS, acting by and through its Regional Director, and the Board of the Association, hereby execute this Agreement.


NORTH AMERICAN SAVINGS BANK, FSB
Grandview, Missouri


By:  /S/ David H. Hancock
     Chairman and Chief Executive Officer

     /S/ Keith B. Cox
     Director and President

     /S/ Paul L. Thomas
     Director and Executive Vice President

     /S/ Frederick V. Arbanas
     Director

     /S/ Barrett Brady
     Director

     /S/ Laura Brady
     Director

     /S/ Linda S. Hancock
     Director

     /S/ W. Russell Welsh
     Director



OFFICE OF THRIFT SUPERVISION


By:  /S/ C.K. Lee
     Regional Director, Western Region



Date: April 30th, 2010



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